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The following are excerpts from a transcript of an earnings call held by Charter Communications, Inc. (“Charter”) on July 25, 2025 regarding its second quarter earnings.  The excerpts contain only those portions of the transcript relating to discussions of the announced business combination between Charter and Cox Communications, Inc.

Christopher L. Winfrey
President, CEO & Director

[…]

A logical expansion of our strategy was our announcement in May to acquire Cox Communications. This combination offers significant benefits for customers, employees, local communities and shareholders. The transaction will marry Spectrum’s operating strategy with the B2B capabilities and community investment heritage of Cox, together with our shared philosophy of long-term investment in our network and employees. It will bring Spectrum products and prices to the Cox footprint, where we don’t operate today. Increasing competition in those markets to the benefit of consumers and increasing onshore labor to the benefit of employees. This transaction is good for America. It’s also a great outcome for both our current shareholders and for the Cox family.

The transaction is priced at an attractive valuation, and it’s accretive to top line growth, margin and to levered free cash flow per share, even when absorbing the impact of a modest delevering of the combined business and without factoring in the benefits of a lower cost of capital and the value of Cox as a sophisticated long-term shareholder. As we spend more time thinking through the integration, assuming regulatory approval, we continue to see areas of additional opportunity. And in the meantime, the employees of both companies are focused on business as usual and delivering value for our respective shareholders.

[…]

Jessica M. Fischer
Chief Financial Officer

[…]

On a stand-alone basis, we still expect 2025 to be our peak capital spend year in dollar terms. 2025 should also be our peak year of capital intensity, even including the impact of the Cox transaction and associated integration capital, assuming that it’s closed with capital intensity falling going forward. And given the powerful economic and strategic benefits of our Cox transaction, the pro forma entity will generate higher free cash flow per share in spite of delevering, which will reduce our cost of capital.

[…]

We appreciate the efforts of the President Trump and Congress to restore these key business tax provisions, which will provide capital-intensive companies like ours, the visibility to continue pursuing our long-term investments, including the significant investments we will make in the Cox network, driving benefits for customers and employees and improving our competitiveness.

[…]

As I mentioned on our Cox transaction investor call on May 16, during the pendency of the Cox deal, we plan to be at or slightly under 4.25x leverage pro forma for the Liberty transaction. Post close, however, we will move to our long-term target leverage to 3.5 to 4.0x. And we would expect to delever to the middle of that range within 2 to 3 years following close.

[…]

Our free cash flow is about to surge. We are now in the midst of our peak capital intensity period and moving beyond that peak on its own sets us up for rapid free cash flow and free cash flow per share growth over the next several years as capital intensity declines meaningfully. And finally, we plan to add with all of that, our combination with Cox, which provides meaningful share price and free cash flow accretion to our shareholders.

[…]

Question and Answer

[…]

Craig Eder Moffett Moffett
Nathanson LLC

I’m going to let others focus on the obligatory broadband questions and ask you about the T-Mobile deal that you announced for business and the new MVNO. Can you just talk about that deal a little bit? It’s -- I guess, it’s reasonable from our side to presume that part of the appeal was lower prices, relative to the existing Verizon deal. But can we read anything into your targeting small businesses with T-Mobile about a potentially larger relationship? And what should we conclude that the deal means for the relationship with Verizon?

Christopher L. Winfrey
President, CEO & Director

Sure. I’ll give the upfront caveat. And clearly, we have a good legal agreement with both of those parties with T-Mobile and Verizon, and Verizon has been a great partner to us, and I think we’ve been the same. So we’re going to continue to do that. Just entered into, I think, a very strategic relationship with T-Mobile, and so we intend to be good partners with them as well. We’re really excited about the deal that we announced with T-Mobile, and we’re looking forward to getting to market and to small, medium and for us, large business space with the ability to enter into a market selling many more lines than we’ve been able to sell the ability to combine those mobile products together with already our market and price leading wireline services that we have in small, medium and large businesses, I think, is attractive the same way it is for residential, and we’ve been somewhat limited in terms of our ability to go to market in the business space. And so this opens the door for us to go do that.

I’m not going to comment on pricing for the reasons I said at the outset, other than to say we’re happy with the partnership that we have both with T-Mobile now in the business segment as well as with Verizon. But I also think it’s always good to have strategic relationships, but have multiple strategic relationships. And we feel that this is helpful to the future of the business overall.

In terms of impact to Verizon. It’s not a space that we were heavily driving today. If you take a look at our really small business segment, where you can see our mobile lines that we publish. There is some business that exists there with Verizon. It’s been relatively limited for the reasons that I just mentioned. That business on the increment will be moving towards T-Mobile and hopefully expanding at a more rapid rate. But the residential business that we have with Verizon is there, and it’s a great relationship. It’s worked obviously very, very well. I think it’s strategic for them. It’s strategic for us. They’ve said as much, and we look forward to being a great partner to both of those companies.

Craig Eder Moffett
MoffettNathanson LLC

And if I could just ask 1 quick follow-up question on that topic. I assume it’s reasonable to assume that, that deal contemplates the addition of Cox under the same relationship.

Christopher L. Winfrey
President, CEO & Director

Not going to get into the agreement, but we signed it after the announcement at Cox, you should assume that we’re thinking about a lot of things for the future.

[…]

John Christopher Hodulik
UBS Investment Bank, Research Division

Great. Two quick ones, if I can. First, for Jessica, thanks for the numbers on the tax reform. Do you have a number for ’26 and maybe more detail on the sort of the use of the cash tax savings. And then as Craig suggested, switching to broadband, Chris, you gave some sort of high-level sort of detail on sort of gross adds, non-pay churn and voluntary churn. And it seems like the nonpay churn might have been one of the drivers of the sort of core declines. Is there any way you could give a little bit more color on that? It sounds like you’re having such success getting new customers in, but that nonpaid churn, maybe stemming from ACP, stepped up a bit. So any color on sort of that dynamic would be great.

Jessica M. Fischer
Chief Financial Officer
Yes. So I’ll start on the tax question. As I said in the change to the guidance this year, we did come down pretty dramatically in our expectations for 2025 cash taxes. We expect several billion dollars in the next 5 years. And if you look at what piece of that is in 2026, I think it’s reasonable to assume that there’s savings that’s similar to or slightly larger than what we saw in this year. I mean I think the big story is around sort of what it does to overall free cash flow. And in our modeling, the new rules can drive $10 or so of free cash flow per year for each of the next 6 years. So I think the impact is pretty dramatic.

Christopher L. Winfrey
President, CEO & Director

$10 free cash flow per share.

Jessica M. Fischer
Chief Financial Officer

Yes, sorry. I said free cash flow per share. Sorry, there you go. In terms of how we deploy the savings, our capital allocation strategy hasn’t changed. We have and we will continue to prioritize investments in organic investments in the business that generate positive ROI. As a result of the permanent bonus depreciation and interest deductibility rules, I would expect more projects to meet that positive ROI hurdle. That being said, we’re not updating our multiyear outlook, except for the sort of timing items that I discussed in my remarks. We already invest a significant amount in our network. We plan to invest in our network in rural builds. And in our proxy disclosures, we did the same for Cox, assuming that the transaction closes. And ultimately, our expectations around making those investments included expectations that we would continue to get favorable rules, and we’re happy to see that, that that’s played out well.

Christopher L. Winfrey
President, CEO & Director

Just to tag on that. We had -- going into the Cox transaction, we had a good sense and maybe it was hope, maybe it was a wellplaced bet that the tax rules would be extended in a way that was helpful to our infrastructure investors. And that enabled us to be as committed as we are to making the investments in the Cox network that you’ve seen when we published the proxy statement. So it was factored in there. And so there will be an uptick in investment that’s directly tied to that, and it’s reflected really in the Cox transaction.

[…]

Christopher L. Winfrey
President, CEO & Director

[…]

So I feel really good about the long-term trajectory of cost to serve, both in the stand-alone Charter as well as assuming regulatory approval, the combination with Cox. So it remains one of the biggest opportunities in front of the company. And it’s why we spent so much time talking about the investments that we’ve made, not just in AI and machine learning, but also the quality of craftsmanship that exists with our employees because that’s the key to getting to that holy grail. And the eventual impact, obviously, in the end isn’t really just about cost. It’s really about having better retention and having a better Net Promoter Score and customer satisfaction in the marketplace, which drives sales as well. So it all comes together as a virtuous circle that you can have better revenue and lower cost as a result of making the right investments today, and that’s what we’ve been doing for years.

[…]

Steven Lee Cahall
Wells Fargo Securities, LLC, Research Division

So Chris, you all have a lot of experience buying and integrating, including on the customer-facing side with your historical acquisitions. I think with Cox, the Internet ARPU is above Charter. So can you just think about how you’re thinking about managing that transition when it comes? I imagine you’re going to see a lot of customer touch points. It’s probably an opportunity to sell in more services. So maybe you can just help us think through that. And then as it relates to the CapEx outlook and capital intensity, kind of related question. So it sounds like that’s going to be going down even pro forma for the acquisition. I imagine that’s a lot of technology savings. So maybe you can just give a bit more color on where you see a lot of those savings for that intensity coming from?

Christopher L. Winfrey
President, CEO & Director

Sure. From an integration perspective on customer pricing and packaging, you’re right, we have a lot of experience doing that. When you think about Bresnan, Time Warner Cable, Bright House and even the original Charter in 2013, all of those integrations had higher starting ARPU for broadband. And we needed to find a way to migrate those customers into a package that was more competitive without doing financial damage to the company. And the way to do that is to provide more value to customers. You can do that simply with more speed or more value in the Internet product itself, but you can also do that with packaging and bundling for customers -- new customers so that when you’re selling, you have a higher ARPU per relationship than you would have otherwise even though you have a lower Internet pricing. And for existing customers, it’s usually the second stage where you start to offer them proactively only to the extent that they want it, the ability to have better pricing on a single product when they add additional products in.

The way that we’ve done that historically really was through just video and wireline phone. Today, I think we have an even more powerful tool to do that when you think about mobile. And if you reflect on everything that we’ve been talking about on this call around the video product and what we can do with that and the mobile product and have a saving the customer hundreds or even thousands of dollars a year when they add just a couple of mobile lines, our ability to migrate customers at their discretion and to have new customer acquisition with lower product pricing, but higher overall customer relationship ARPU is fairly proven.

Cox, in particular, if you think about it, their video penetration is about half of what ours is today. And their mobile penetration today because they started later, is coming from almost nowhere by definition. And so we have all the tools available, I think, to do that. And you combine that with these networks have been very well invested. It’s had very good service. So it’s actually a better position we’re coming from in Cox relative to what we had in Time Warner Cable, for example, probably more akin to Bright House, frankly, where we had a lot of success growing that very quickly as a result of putting better product pricing and packaging on the back of very well-invested network with great employees and from a service perspective.

The CapEx trajectory, the type of network activity that we do, given our scale, I believe, can occur at a lower cost per passing. And probably more important to that is the technology platforms that we’re deploying, you deploy it once instead of twice when you combine together, all of which means that you have the ability to reduce the amount of capital expenditure on some of the fixed platforms and reinvest the transaction synergies from a CapEx perspective back into additional network capabilities through the eventual high split upgrade that would take place on Cox later down the road.

They’re all fairly traditional. Clearly, there’s procurement synergies there, too, given our scale and procurement synergies that don’t just apply to the Cox assets, but it’s getting marginally bigger for Charter, not that huge, but marginally bigger for Charter, not factored probably into that is could we do even better as the combined company, we’ll see, but that’s not an explicit goal.

Jessica M. Fischer
Chief Financial Officer

Yes. And I think the thing to sort of layer on top of that is you do have the natural benefit. I mean, Charter’s stand-alone capital intensity, we had an expectation that it was going to decline dramatically over the next 4 years already. And that stand-alone expectation isn’t diminished in any way by taking on the Cox assets. When you take on the Cox assets, you have more revenue. But actually, we have space to do what we need to from a transition capital perspective inside of still having a really nice decline in capital intensity over time.

Christopher L. Winfrey
President, CEO & Director

It’s probably good an opportunity to highlight. I know there’s been some questions or speculation. The Charter CapEx outlook, other than some timing between years that get pushed from one year to the other, investors can depend on what we’ve provided for the Charter CapEx. When we -- we don’t typically do that, the fact that we did and we understood the importance and you can take that one literally to the bank. I should also feel very comfortable with the outlook that was in the proxy statement for combined CapEx of the combined company. I feel pretty comfortable with the envelope that exists inside there as well. And so the free cash flow generation that Jessica has spoken about at this point, we feel like it’s pretty much math. And atypical for us, we wanted to make sure that it was provided out there and that people could depend on it.

Cautionary Note Regarding Forward Looking Statements

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, the proposed transaction between Charter and Cox Enterprises, Inc. (“Cox Enterprises”). Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation: (i) the effect of the announcement of the proposed transaction on the ability of Charter and Cox Enterprises to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships; (ii) the timing of the proposed transaction; (iii) the ability to satisfy closing conditions to the completion of the proposed transaction (including stockholder and regulatory approvals); (iv) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (v) the ultimate outcome and results of integrating operations and application of Charter’s operating strategies to the acquired assets and the ultimate ability to realize synergies at the levels currently expected as well as potential dis-synergies; (vi) the impact of the proposed transaction on our stock price and future operating results, including due to transaction and integration costs, increased interest expense, business disruption, and diversion of management time and attention; (vii) the reduction in our current stockholders’ percentage ownership and voting interest as a result of the proposed transaction; (viii) the increase in our indebtedness as a result of the proposed transaction, which will increase interest expenses and may decrease our operating flexibility; (ix) litigation relating to the proposed transaction; (x) other risks related to the completion of the proposed transaction and actions related thereto; and (xi) the factors described under “Risk Factors” from time to time in Charter’s filings with the SEC.  Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “initiatives,” “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” “grow,” “focused on” and “potential,” among others.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Charter assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Additional Information

In connection with the proposed transaction, Charter filed with the SEC a Definitive Proxy Statement on July 2, 2025. Investors and security holders of Charter are urged to read the Definitive Proxy Statement and/or other documents filed with the SEC carefully in their entirety if and when they become available as they contain or will contain important information about the proposed transaction. The Definitive Proxy Statement was mailed to stockholders of Charter on or about July 2, 2025.  Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Charter through the website maintained by the SEC at http://www.sec.gov or by contacting the investor relations department of Charter at 400 Washington Blvd., Stamford, CT 06902, Attention: Investor Relations, (203) 905-7801.

Participants in Solicitation

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Charter and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of such potential participants is included in the Definitive Proxy Statement and may be included in other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website http://www.sec.gov.

Charter anticipates that the following individuals will be participants (the “Charter Participants”) in the solicitation of proxies from holders of Charter common stock in connection with the proposed transaction: Eric L. Zinterhofer, Non-Executive Chairman of the Charter Board, W. Lance Conn, Kim C. Goodman, John D. Markley, Jr., David C. Merritt, Steven A. Miron, Balan Nair, Michael A. Newhouse, Martin E. Patterson, Mauricio Ramos, Carolyn J. Slaski and J. David Wargo, all of whom are members of the Charter Board, Christopher L. Winfrey, President, Chief Executive Officer and Director, Jessica M. Fischer, Chief Financial Officer, and Kevin D. Howard, Executive Vice President, Chief Accounting Officer and Controller.  Information about the Charter Participants, including a description of their direct or indirect interests, by security holdings or otherwise, and Charter’s transactions with related persons is set forth in (i) the sections entitled “Proposal No. 1: Election of Directors”, “Compensation Committee Interlocks and Insider Participation”, “Compensation Discussion and Analysis”, “Certain Beneficial Owners of Charter Class A Common Stock”, “Certain Relationships and Related Transactions”, “Proposal No. 2: Approve the Charter Communications, Inc. 2025 Employee Stock Purchase Plan”, “Pay Versus Performance” and “CEO Pay Ratio” contained in Charter’s definitive proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on March 13, 2025 (which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001091667/000114036125008627/ny20042259x1_def14a.htm), (ii) the sections entitled “The Transactions—Interests of Charter Directors and Executive Officers in the Transactions” and “Security Ownership of Certain Beneficial Owners and Management” contained in the Definitive Proxy Statement (which is available at https://www.sec.gov/Archives/edgar/data/1091667/000114036125024665/ny20049200x2_defm14a.htm), and other documents subsequently filed by Charter with the SEC. To the extent holdings of Charter stock by the directors and executive officers of Charter have changed from the amounts of Charter stock held by such persons as reflected in the Definitive Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC, including: by Michael A. Newhouse on July 8, 2025.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.